    As filed with the Securities and Exchange Commission on January 31, 2001.

                                                      Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-8
                                       TO
                                    FORM S-4*
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                 HEALTHAXIS INC.
             (Exact name of Registrant as specified in its charter)


                                     2500 DeKalb Pike
      Pennsylvania                East Norriton, PA 19401        23-2214195
--------------------------------------------------------------------------------
(State or other jurisdiction of    (Address of Principal      (I.R.S. Employer
 incorporation or organization)      Executive Offices)      Identification No.)


                  INSURDATA INCORPORATED 1999 STOCK OPTION PLAN
        HEALTHAXIS.COM, INC. AMENDED AND RESTATED 1998 STOCK OPTION PLAN
                            (full title of the Plans)

                              Michael G. Hankinson
                  Vice President, Secretary and General Counsel
                                 HealthAxis Inc.
                                2500 DeKalb Pike
                             East Norriton, PA 19401
                            Telephone (610) 279-2500

                      (Name, address and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                            Barry H. Genkin, Esquire
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                         Proposed           Proposed
                                                                          Maximum            Maximum           Amount of
               Title of securities                   Amount to be     Offering price        Aggregate        Registration
                to be registered                    Registered (1)       per share       Offering price           Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share.........    6,584,315 shares         (2)                (2)                (2)
------------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.
(2) Not applicable. All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of the Registrant's Form S-4 Registration Statement (No. 333-30256) on February 11, 2000.
 * Filed as a Post-Effective Amendment on Form S-8 to such Form S-4 Registration Statement pursuant to the procedure described in "Introductory Statement."

                             Introductory Statement

         HealthAxis Inc. (the "Company" or "HAI") hereby amends its registration statement on Form S-4 (No. 333-30256) by filing this Post-Effective Amendment No. 1 on Form S-8 with respect to up to 6,584,315 shares of the Company's common stock issuable in connection with the HealthAxis.com, Inc. Amended and Restated 1998 Stock Option Plan ("HealthAxis 1998 Stock Option Plan"), and the Insurdata 1999 Stock Option Plan. All 6,584,315 shares of common stock were previously included in the registration statement on Form S-4.

         On January 26, 2001, HAI acquired HealthAxis.com, Inc. ("HealthAxis") by the merger of HealthAxis Acquisition Corp., a wholly-owned subsidiary of HAI, with HealthAxis. In consideration of the merger, the stockholders of HealthAxis received a total of 39,629,133 shares of HAI common stock in exchange for all of the outstanding shares of capital stock of HealthAxis. Also, as a result of the merger, each outstanding unexpired option to purchase shares of HealthAxis capital stock was converted into an option to purchase HAI common stock. Each holder of HealthAxis stock options received a number of HAI stock options equal to the number of shares of HealthAxis common stock issuable upon the exercise of the holder's HealthAxis stock options multiplied by 1.334. Any fractional shares of HealthAxis common stock resulting from this multiplication were rounded down to the nearest whole share. The exercise price for the HAI stock options equals the exercise price of the HealthAxis stock option for which the HAI stock option was converted and issued multiplied by 1.334. The exercise price was rounded to the nearest whole cent. The stock options for which the underlying shares are to be registered in this registration statement have been assumed by HAI in accordance with the merger. These options were originally granted to the employees, directors, consultants and advisors of HealthAxis under the Insurdata Incorporated 1999 Stock Option Plan or the HealthAxis Amended and Restated 1998 Stock Option Plan.

         The designation of this Post-Effective Amendment No. 1 on Form S-8 as Registration No. 333-30256-01 denotes that this registration statement relates to the common stock issuable pursuant to the HealthAxis Amended and Restated 1998 Stock Option Plan and the Insurdata 1999 Stock Option Plan, and that this is the first Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 filed with respect to those shares.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.
         -----------------

         HAI will send or give document(s) containing the information specified in Item I to employees as specified by Rule 428(b)(1). These documents are not required to be filed as part of this registration statement.

Item 2.  Registrant Information and Employee Plan Annual Information.
         -----------------------------------------------------------

         Upon written or oral request by a participant in the Insurdata Incorporated 1999 Stock Option Plan or the HealthAxis Amended and Restated 1998 Stock Option Plan, HAI will provide any of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are incorporated by reference into the Section 10(a) prospectus, without charge. Any documents required to be delivered to the participants pursuant to Rule 428(b) will also be delivered without charge. All request should be delivered to HealthAxis Inc. at 2500 DeKalb Pike, East Norriton, Pennsylvania 19401, 610-279-2500, Attention: Secretary.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.
         -----------------------------------------------

         The following documents previously filed by HAI with the SEC are hereby incorporated by reference in this Registration Statement:

             (a) The Company's Annual Report on Form 10-K/A (File No. 000-13591)for the fiscal year ended December 31, 1999;

             (b) The Company's amended quarterly reports on Form 10-Q/A (File No. 000-13591) for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

             (c) The Company's Current Reports on Form 8-K (File No. 000-13591) dated January 21, 2000, February 1, 2000, April 3, 2000, July 20, 2000, September 18, 2000, October 11, 2000, October 27,
                  2000, December 14, 2000, January 3, 2001 and January 30, 2001;

             (d) The Company's Current Reports on Form 8-K/A (File No. 000-13591) dated February 17, 2000 and April 20, 2000;

             (e) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K/A referred to in (a) above; and

             (f) The description of the Company's common stock, which is incorporated by reference to the Company's Current Report on Form 8-K (File No. 000-13591) filed with the SEC on January 30, 2001 under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

Item 4.  Description of Securities.
         --------------------------

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.
         ------------------------------------------

         HAI is incorporated under the laws of the Commonwealth of Pennsylvania.

         Section 1741 of the Pennsylvania Business Corporation Law ("PBCL") empowers a Pennsylvania corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 of the PBCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that indemnification will not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless there is a judicial determination that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1743 of the PBCL provides that to the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any action or proceeding, or in defense of any claim, issue or matter in such action or proceeding, he or she will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with such action or proceeding.

         Section 1745 of the PBCL provides that expenses, including attorneys' fees, incurred in defending an action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding on receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of the PBCL will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. However, Section 1746 also provides that such indemnification will not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         HAI provides for indemnification of its directors and officers pursuant to Article 14 of its Amended and Restated Articles of Incorporation and Article IV of its Bylaws. Article 14 of HAI's Amended and Restated Articles of Incorporation and Article IV of HAI's Bylaws provide in effect that, unless prohibited by applicable law, HAI will indemnify directors and officers against all expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred in connection with any actions or proceedings, subject to certain limitations in the case of actions by directors and officers against HAI. Under Article IV, HAI will also advance amounts to any director or officer during the pendency of any actions or proceedings against expenses incurred in connection with the actions or proceedings, provided that, if required by law, HAI receives an undertaking to repay the amount advanced if it is ultimately determined that the person is not entitled to be indemnified under Article IV. The indemnification provided for in Article IV is in addition to any rights to which any director or officer may otherwise be entitled. Article IV of HAI's Bylaws also provides that the right of a director or officer to indemnification and advancement of expenses will continue for a person who has ceased to be a director or officer of the Company, and inure to the benefit of the person's heirs, executors and administrators.

         As authorized by Article 14 of its Amended and Restated Articles of Incorporation, HAI has purchased directors' and officers' liability insurance policies indemnifying its directors and officers and the directors and officers of its subsidiaries against claims and liabilities, with stated exceptions, to which they may become subject by reason of their positions with HAI or its subsidiaries as directors and officers.

Item 7.  Exemption from Registration Claimed.
         ------------------------------------

         Not Applicable.

Item 8.  Exhibits.
         ---------

         The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated hereby by reference.

Number   Description
------   -----------

3.1      Amended and Restated Articles of Incorporation.

3.2      Amended and Restated Bylaws.

5.1      Opinion of Blank Rome Comisky & McCauley, LLP.

10.1 Insurdata Incorporated 1999 Stock Option Plan and form of option agreement

10.2 HealthAxis.com, Inc. Amended and Restated 1998 Stock Option Plan and form of option agreement

23.1     Consent of BDO Seidman, LLP.

23.2     Consent of BDO Seidman, LLP.

23.3     Consent of Ernst & Young, LLP.

23.4     Consent of Blank Rome Comisky & McCauley, LLP (included in Exhibit
         5.1).

24.1     Power of Attorney (included on signature page).

Item 9.  Undertakings.
         -------------

         (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                    (iii) To include any material information with respect to
                          the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

               (2) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Exchange Act of 1934, as amended and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1934, as amended and will be governed by the final adjudication of such issue.

                                   SIGNATURES
The Registrant

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Norriton, Commonwealth of Pennsylvania on the date indicated.

                                           HEALTHAXIS INC.


Date: January 30, 2001                     By:  /s/ Michael Ashker
                                                --------------------------------
                                                Michael Ashker, President and
                                                Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name                                     Title                                        Date
----                                     -----                                        ----
/s/ Michael Ashker                       President and Chief Executive Officer        January 30, 2001
-------------------------------          (principal executive officer)
Michael Ashker

/s/ Anthony Verdi                        Chief Operating Officer,                     January 30, 2001
-------------------------------          Chief Financial Officer and Treasurer
Anthony Verdi                            (principal financial officer)

/s/ Alvin H. Clemens                     Chairman and Director                        January 30, 2001
-------------------------------
Alvin H. Clemens

/s/ James W. McLane                      Director                                     January 30, 2001
-------------------------------
James W. McLane

                                         Director                                     ----------------
-------------------------------
Henry G. Hager

/s/ Gregory T. Mutz
-------------------------------          Director                                     January 30, 2001
Gregory T. Mutz

/s/ Edward W. LeBaron, Jr.               Director                                     January 30, 2001
--------------------------------
Edward W. LeBaron, Jr.

/s/ Dennis B. Maloney                    Director                                     January 30, 2001
-------------------------------
Dennis B. Maloney

/s/ Patrick J. McLaughlin
-------------------------------          Director                                     January 30, 2001
Patrick J. McLaughlin


                                  EXHIBIT INDEX
                                  -------------

Number  Description
------  -----------

3.1     Amended and Restated Articles of Incorporation.

32.     Amended and Restated Bylaws.

5.1     Opinion of Blank Rome Comisky & McCauley, LLP.

10.1 Insurdata Incorporated 1999 Stock Option Plan and form of option agreement

10.2 HealthAxis.com, Inc. Amended and Restated 1998 Stock Option Plan and form of option agreement

23.1    Consent of BDO Seidman, LLP.

23.2    Consent of BDO Seidman, LLP.

23.3    Consent of Ernst & Young, LLP.

23.4    Consent of Blank Rome Comisky & McCauley, LLP (included in Exhibit 5.1).

24.1    Power of Attorney (included on signature page).